LETTER OF INTENT

Oncology & Immune Therapy Clinic - Republic of Malawi

This Letter of Intent is made and entered into as of the 14 day of July 2012 by and between GB Oncology & Imaging Group Ltd (hereinafter referred to as GBOIG) and The Government of Malawi (hereinafter referred to as The Government of Malawi)

1. In partnership with TNI BioTech. Inc (TNIB), a US Public Company (hereinafter referred to as "TNIB"), a biotech company formed in 2012 to combat fatal diseases through the activation and mobilization of the body's immune system using patented immunotherapy, GBOIG will establish a clinic that will be supervised and run day to day by experienced licensed and certified oncology medical doctors from the United States, the United Kingdom as well as local pharmacologists and pharmacists.

   Oncology Clinic: The TNIB / GBOIG project will involve a comprehensive medical oncology outpatient clinic of approximately 15,906 Square Feet, Linear Accelerator, Concrete Radiation Vault, CT Scan, X-Ray Room, 17 chair infusion chemo-therapy and immune rehabilitating therapy clinic, sterile room, electronic medical record system and other medical services.

   There is an urgent need for readily available safe and effective treatments to increase the life span and improve the quality of life for millions of HIV/AIDS, cancer, and infectious disease patients. TNI BioTech Inc owns a patent for the specific use of LDN/MENK, in pill form, for the treatment of HIV/AIDS, cancer, and infectious diseases. The company is capable of supplying the drugs at a cost of $366.00 dollars USD per year per individual. LDN treatments have been proven to activate gene transcription of IL2, Gamma interferon, and IL12, resulting in the increase of cytotoxic T-Cells (killer T-Cells). In testing conducted in the United States and Africa, it has been demonstrated that increased number of killer T-Cells, resulted in reduced viral load and have been shown to destroy the HIV/AIDS virus.

   DELIVERY METHOD: LDN has been shown to be an effective immune system modulator that is non-toxic, non-addictive and requires administering a single 4.5 mg capsule only once daily before bedtime. LDN is also now available as a transdermal cream that is made for and particularly effective with children.

2. GBOIG would like to collaborate with the Government of Malawi to assist the government in expanding treatment of cancer, HIV/AIDS and other infectious disease for all infected individuals in Malawi, with an initial focus on women and children. The initial number of women to be approximately 25,000 and will likely expand to over 500,000 over the next 24 months for HIV/AIDS and other infectious diseases. The the cancer treatment center can be completed and operational within 12 months of the date of the signing of the agreement.

3. The parties agree that 10% of all net proceeds will be put aside for social responsibility endeavors signed off by both GBOIG and the Government of Malawi. GBOIG would like to formally identify the following cooperation intention in supplying cancer and HIV/AID's treatment with an affordable solution to the Government of Malawi and the people of Malawi.

For and on behalf of
GB Oncology & Imagining Group Ltd

/s/ Gloria B. Herndon
Chief Executive Officer
Date: July 14, 2012

For and on behalf of
The Government of Malawi

/s/ H.E. Mrs. Joyce Banda
President of the Republic of Malawi

Date: July 14, 2012

TNI BioTech, Inc. – GB Oncology & Imagining Group LLC
HIV/AIDS

The AIDS situation in Africa has reached a pandemic level. The United Nations estimate that 23 million people in sub-Saharan Africa are HIV-positive, Sixty-Eight Percent (68%) of people infected with HIV worldwide live in sub-Saharan Africa and Seventy Percent (70%) of all new HIV infections are in sub-Saharan Africa, a region that only accounts for Twelve Percent (12%) of the worlds population. Approximately One Million (1,000,000) people have died each year in sub-Saharan Africa since 1998 as a result of the devastating illness. Data has shown that many Africans suffer from comprised immune systems and suffer from many infectious diseases because of malnutrition, poor sanitation, poor water quality, and inadequate health care.

Many scientists believe the continued investigation of immune-boosting drugs is important to the treatment of autoimmune diseases including especially in connection with the treatment of HIV/AIDS.

TNI BioTech, Inc., a US public company (hereinafter referred to as "TNIB") is a biotech company formed in 2012 to combat fatal diseases through the activation and mobilization of the body's immune system using our patented immunotherapy. TNIB acquired a number of patents from Nicholas Plotnikoff, Professor F. Shan and Dr. Bernard Bihari involving both low-dose naltrexone (LDN) and Methionine Enkephalin (MENK) for the treatment of HIV/AIDS, cancer and infectious diseases.

It is important to understand that when a person infected with HIV (human immunodeficiency virus) they are infected for life -- there is currently no cure. Over time, as the immune system weakens, a person with HIV may develop full blown AIDS, which then can cause secondary infections and cancers.

LDN in many clinical trails has proven to be an immune-boosting treatment that can be provided for as little as a One Dollar ($1.00) a day. Low-dose naltrexone holds great promise for millions of people worldwide with autoimmune diseases or central nervous system disorders or who face a deadly cancer. In the developing world, LDN could provide the first low-cost, easy to administer and side-effect-free therapy for HIV/AIDS.

The number of women, infants and children receiving treatments currently in use for these diseases remains especially low not only because of a lack of available medication but also a lack of adequate medical care for this challenging population. Even when available, these drugs are expensive, complex to administer, have significant side effects and require regular medical testing to be used safely.

There are reasons for believing that an effective medical treatment already exists for preventing the HIV positive status from developing into full-blown AIDS. Naltrexone is a generic, inexpensive US FDA-approved opiate antagonist that has been used widely to combat drug addiction for more than Twenty (20) years.

Low-dose naltrexone (LDN) has been shown to be an effective immune system modulator that is non-toxic, non-addicting and requires administering a single capsule only once daily at bedtime. LDN is also now available as a transdermal cream that is made for and particularly effective with children.

International health experts agree that poverty and gender inequality as a result of men's culturally supported entitlement are a primary factor in creating and continuing the AIDS catastrophe in many parts of Africa (and in other developing countries as well). Current data indicates that Fifty-Five to Sixty-Five Percent (55%-65%) of those now infected are girls or women, many with children who are then also infected. In an increasing number of villages there are only a few women left alive between the ages of 20 and 40. Recent studies indicate that a majority of HIV-positive women were infected by their husbands. Because of traditional social/gender mores, the vast majority of women do not have the capacity to refuse sex, cannot insist on condoms, and, therefore, cannot protect their own health. U.N. officials and others have stated that this epidemic will not abate until women are empowered to protect their own health and the health of their children.

Two separate studies done in Africa demonstrating successful LDN use in HIV/AIDS treatment have been published in the October 2011 issue of the peer reviewed Journal of AIDS and HIV Research. This was made possible with the financial support and guidance of neurologist Dr. Jaquelyn McCandless and her colleague husband, Jack Zimmerman, the support of Hussein Alfa Nafo, and with the work of the local research team led by Dr. Abdel Kader Traore and other health officials at the University Hospital in Bamako, Mali in Africa. (See Clinical Trials for LDN / Recently Published.)

The purpose of TNI BioTech's immunotherapy is to increase the production of the immune system by increasing production of DC cells, Macrophages, CD4+T Cells (CD4), CD8+T cells, NK cells, NKT cell and Gammadelta T cells and inhibiting Treg cells to allow the body to recognize cancer cells as foreign invaders and thereby remove these cancer cells.

The treatment modality that is focused on MENK has been demonstrated to be effective while avoiding certain deleterious effects on the body, as is often the case with traditional chemotherapy. The costs are reasonable, making this an attractive complement for a large number of cancer patients. The adaptive cell immunity of the immune system consists of three different arms:

Helper T Cells (Th1/Th2) (CD4+), CytotoxicT Cells (CTL)(CD8+) and CD4+CD25+T cells (Treg).

Th1 cells help the regulation of cellular immunity via secreting cytokines such as Gamma Interferon (IFN-γ), Interleukin-2 (IL-2) and tumor necrosis factor (TNF), playing a role in anti-infection like antivirus (anti-HIV) and anti-cancer. Th2 cells help B cells produce antibodies. CTL mediates in killing tumor cells. Treg cells balance immunity through negative feedback regulation.

Suppressor T-Cells (CD8) slows down the activities of the immune system. The balance between Helper T-Cells and Suppressor T-Cells plays a critical role in regulating the immune system. In AIDS for example, there is a loss of Helper T-Cells and an increase in Suppressor T-Cells resulting in suppression of the immune system

Our research results indicate that MENK and LDN, at suitable doses, boost the immune system through:

1. Increasing proliferation and functional activities of CD4+T cells and CD8+T cells, which will play a role in anti-virus and anti-tumor activities.

2. Increasing maturation of dendritic cells, which will initiate and intensify T cell responses.

3. Increasing secretion of cytokines such as IL-2, TNF, IL-12 and IFN-γ, which will amplify the T cell response and mediate interaction among immune cells, forming a balanced immunity.

4. Increasing functions of macrophages, resulting in concerting cellular immunity through secreting a set of cytokines.

5. Increasing activity of natural killer (NK) cells, which will kill cancer cells.

Based on these findings we have developed new therapies. Our therapies are especially important when the patient's immune system is compromised due to either treatment, or diseases that can initially prevent an adequate cellular response.

The Company's business model will depend on the local situation and when possible TNIB and GB will join forces with established facilities such as local clinics or hospitals where our treatments can be provided in addition to those all ready being provided.

The second direction of the Company's business model will allow the Company to work directly with large local employers who maintain onsite clinics. This will allow the Company to complete patient assessments at little or no cost and prescribe treatments that will be used to increase the immune system of the employee and transfer patients to an offsite treatment facility when necessary for further evaluation and treatment.

The first treatment being provided will be IRT- 103, an active immunotherapy that works by activating a patient's immune system against HIV/AIDS and tumor cells. This is accomplished by activating the enkephalin receptor system resulting in increased numbers of T cells and NK cells that destroy infective organisms and tumor cells. Adults need only one small capsule at bedtime and children can use a cream that can be applied nightly to their bodies after they go to sleep

Though cultural mores change very slowly, IRT-103 could serve to save millions of lives within a relatively short time for less than Four Hundred Dollars ($400.00) a year per person. This is in marked contrast to the Two Hundred Forty Dollar ($240.00) cost per single dose for the antiretroviral drugs, which must be taken several times a day, require a lot of medical supervision, and are notorious for toxic side effects and drug resistance in the patients who are fortunate enough to obtain them. When you understand that there are millions of victims of HIV/AIDS in Africa and only Thirty Seven Percent (37%) of the people eligible for treatment in sub-Saharan Africa received antiretroviral drugs treatment in 2009 because of economics, health personnel availability, and drug availability, it is apparent that something has to be done. TNIB has previously reached agreements to acquire the patents and research relating to IRT-103 done by Dr. Bihari over the past Twenty (20) years that show the effectiveness this very inexpensive, non-toxic, non-addicting, and non-invasive medication.

Patients that are not a candidate for treatment using IRT-103 treatment due to viral load can immediately begin treatment using IRT-101. IRT-101 is an active immunotherapy that works by activating a patient's immune system against infectious diseases and tumor cells. This is accomplished by increasing the number of T cells and NK cells, NKT and Gammadelta T cells that

destroy infective organisms and tumor cells while simultaneously inhibiting Treg cells. During the clinical trials, IRT-101 was delivered using an infusion IV drip delivery system.

THE MANAGEMENT TEAM

Dr. Nicholas Plotnikoff, Non-Executive Chairman of the Board

Professor Plotnikoff has a Ph.D. in Pharmacology and has over Twenty (20) years experience in the pharmaceutical industry working in Pharmacology, Toxicology, and Clinical Research. Dr. Plotnikoff was a Professor of Pharmacology at the University of Illinois Medical Center in Chicago. Dr. Plotnikoff helped develop the immunological effects of MENK. He successfully managed the project teams that developed the new drug applications (NDA) on Traxene (Valium-like tranquilizer) and Cylert (non-amphetamine psychostimulant).

Dr. Plotnikoff was the first to identify the central nervous system effects of hypothalamic releasing factors (brain hormones), resulting in clinical development for treatment of depression and Parkinson's disease. Dr. Plotnikoff co-authored Twenty-Five (25) publications with Dr. Andrew Schally, covering basic research in the field of depression and Parkinson's disease. Dr. Plotnikoff was issued a number of international patents for the use of MENK in HIV/AIDS and cancer. TNI BioTech, Inc., acquired the patents in 2012.

Noreen Griffin Founder, Chief Executive Officer and Director

Noreen Griffin is one of the founders and is the Chief Executive Officer of TNI BioTech, Inc. Ms. Griffin was a vital part of the acquisition of the patents and therapies involving MENK and LDN. She was involved with the inventors and patent holders for over Five (5) years before deciding to join the team that formed TNI BioTech, Inc.

Ms. Griffin has over Twenty-Five (25) years of industry experience having founded and led a number of startup companies. She has played an integral role in raising multiple rounds of private and venture capital funds on behalf of clients. Ms. Griffin has owned and operated a small consulting firm located in Washington, D.C. and Florida. Ms. Griffin has served as Chief Financial Officer and Vice President of a number of small public companies over the last Ten (10) years.

Dr. Eugene Youkilis, Director and President

Dr. Eugene Youkilis, has a Ph.D. in Toxicology and is a Diplomate of the American Board of Toxicology, he was President and Founder of Clinical Bio-Tox Laboratories, Director of Toxicology and Immunobillogy at Baxter International, Laboratory Section Chief and Director at Stroger Hospital (formerly Cook County Hospital) and is currently a Principal Associate with Toxicology Resource Associates. Dr. Youkilis has provided consulting services to industry and research facilities and the legal profession in the areas of forensic, clinical and industrial/occupational toxicology. Dr. Youkilis has over Twenty-Five (25) years of experience in the pharmaceutical and healthcare industry working in Toxicology, Pharmacology and Clinical Research. Dr. Youkilis was a Senior Research Investigator with G. D. Searle & Company. Dr. Youkilis is the author or co-author of over Twenty-Five (25) presentations and publications and from 1983 to present, has worked with Dr. Nicholas Plotnikoff on the patented technology for the treatment of HIV/AIDS and cancer patients acquired by TNIB.

Dr. Fengping Shan, Director and Chief Science Officer

Fengping Shan has a Ph.D. in Microbiology/Immunology. Dr. Shan is Professor of Immunology and Vice Director of the Institute of Immunology, China Medical University, in Shenyang, China. Dr. Fengping Shan was the Senior Scientist for Penta Biotech and Chief Scientist for the Institute of Microbiological Science and Studies at the Nation Cancer Research in Paris, France. Dr. Shan has authored Fifty (50) Publications been issued Eleven (11) patents, and unique inventor for a thrombolytic enzyme from the earthworm. From 2000-present, Dr. Shan has worked on the clinical trials with Dr. Nicholas Plotnikoff involving new immunotherapies for the treatment of cancer. Based on the trials, a number of patents were filed in China beginning in 2009, patents were filed in 2010 and were approved in 2011.

Christopher Pearce, Director and Chief Financial Officer

Mr. Pearce agreed to accept a position with TNIB in late 2011 because of his working relationship with Dr. Nicholas Plotnikoff since 2000. In addition to his position with TNIB he is one of the founding principals of pH Pharmaceutical, Inc., (a pharmaceutical company focused on the commercial application and licensing of a patented technology) and its affiliated company, pH Solutions, since its inception in December 2007. Mr. Pearce has over Thirty (30) years experience as Director and Chief Operating Officer of a New York stock exchange listed company with more than Five Thousand (5,000) employees worldwide and Five Hundred Million Dollars ($500,000,000.00) revenue per annum. His responsibilities included running large operations that required sourcing products and services, contract negotiation, marketing and advertising, scheduling, warehousing and inventory management and employee oversight

Mr. Pearce was born in the United Kingdom and educated at Lord Wandsworth College and London University where he received his LLB (Bachelor of Law).

THE ADVISORY BOARD

Dr. Ronald B. Herberman

Dr. Ronald Herberman was the founding director of University of Pittsburgh Cancer Institute (UPCI) and the UPMC Cancer Center, and Associate Vice Chancellor for cancer research within the School of Medicine, Department of Health Sciences. Other appointments include chief of the Division of Hematology/Oncology and the Hillman Professor of Oncology. He is also a professor of Medicine and Pathology. In serving as Vice Chancellor for cancer research, he has the responsibility for enhancing and facilitating the basic and clinical research activities of the Six (6) schools of the health sciences and of the University of Pittsburgh Medical Center (UPMC). Dr. Herberman remains personally involved in several cancer research programs.

In 1968, prior to joining the university, Dr. Herberman was a senior investigator in the immunology branch of the National Cancer Institute, where he organized a research program related to tumor and cellular immunology. In 1971, he became head of a newly established cellular and tumor immunology section in the Laboratory of Cell Biology of the National Cancer Institute. During this period, he had responsibility for a research program of several investigators related to studies in animal model systems and in patients with cancer, studying the cell-mediated immune responses to tumors. As a result of this research, a new category of lymphocytes was discovered in Dr.

Herberman's laboratory and termed natural killer (NK) cells. Since then, much of Dr. Herberman's research has been focused on the characterization of these natural effector cells and on their role in resistance to cancer growth.

In 1975, the National Cancer Institute organized an intramural and extramural research program focused on immunodiagnostic of cancer. Dr. Herberman was selected as the chief of the new Laboratory of Immunodiagnostic and also assumed responsibility for the national contract program on immunodiagnostic of cancer.

In 1988, he was appointed chairman of the Biological Response Modifiers Committee of the NIAID AIDS Clinical Trials Group and also served as a member of the NIAID AIDS Clinical Drug Development Committee. Dr. Herberman left the National Cancer Institute in 1985 to establish the UPCI facility, now a National Cancer Institute-designated comprehensive cancer center specializing in innovative approaches to cancer treatment.

Dr. Herberman has served on the Board of Directors of the American Association for Cancer Research. He has been given the Award for Excellence in the Sciences by the governor of Pennsylvania and the Lifetime Science Award by the Institute for Advanced Studies in Immunology and Aging. He has also served as interim chairman of the National Surgical Adjuvant Breast and Bowel Project (NSABP) from 1994 to 1995. He currently serves as president of the American Association of Cancer Institutes and is the past president of the Society for Biological Therapy and the Society for Natural Immunity. He is also the first recipient of an endowed chair in oncology from the Hillman Foundation.

Dr. Herberman serves on the editorial boards of numerous scientific journals. He has been featured in several publications for his work in the field of immunology, particularly as it relates to cancer research and currently serves as editor-in-chief for the international journal Natural Immunity as he continues his efforts to gain a better understanding of cancer and improve modern methods of treatment. He is also the principal investigator of a cancer center support grant of over a Two Hundred Fifty Thousand Dollars ($250,000.00) from the National Institutes of Health.

Professor Angus Dalgleish MD, FRACP, FRCP, FRCPath, FMedSci

Professor Angus Dalgleish studied medicine at University College London where he obtained an MBBS and a BSc in Anatomy. He is a Fellow of The Royal College of Physicians of the UK and Australia, Royal College of Pathologists and The Academy of Medical Scientists. He also trained in Internal Medicine and Oncology in Brisbane and Sydney. Following an interest in how viruses caused cancer, he undertook a PhD with Professor Robin Weiss, a FRS at the Institute of Cancer Research and Royal Marsden Hospital before becoming a senior clinical scientist at the MRC Clinical Research Center in Northwick Park. He was appointed to Foundation Chair of Oncology at St. George's University of London in 1991. His main interest there has been the immunology of cancer and the development of immunotherapies to treat, in particular, melanoma. In 1997, he founded Onyvax Ltd., a privately funded biotechnology company developing cancer vaccines, and currently holds a position as Research Director.

Professor Angus Dalgleish currently sits on Eight (8) editorial boards, he has published over Three Hundred (300) peer-reviewed papers and authored or co-authored over Seventy (70) chapters in medical books. He is the co-editor of Five (5) medical books. He has been on numerous grant

committees and is currently on the European Commission Cancer Board.

Professor Angus Dalgleish's career to date includes several key oncological discoveries that stemmed from an original interest in the pathogenesis of cancer. Some of these discoveries include: confirmation of the link between Hepatitis B (HBV) and liver cancer in native Australians, showing through the use of newly available sensitive assays that most instances were not due to alcohol as claimed before; He is a co-discoverer of the CD4 receptor for HIV; Published the first paper linking Slim Disease in East Africa with HIV; Developed the theory of pathogenesis that HIV only causes AIDS by immune activation and not by cytopathic killing; Investigated anti-idiotype and allogeneic based vaccines for HIV and then applied theory to cancer; Pioneered melanoma vaccines in the U.K. (Megavax and CancerVax); Adapted this approach to prostate cancer. In Phase II active agent is Forty-Two Percent (42%) with near doubling of time to progression to disease, compared with matched cancers and the therapies (Journal Clinical Oncology 2005); Showed that even small volume colon cancer causes cell mediated immunosuppression, which is reverted following surgery and developed cancer arises due to chronic inflammation theory, which causes immunosuppression and angiogenesis and the ideal environment for stochastic changes to survival; Professor Angus Dalgleish currently has an active interest and group optimizing dendritic cell treatment for cancer, both basic research and clinical groups; Identification of novel anti-inflammatory agent in vaccinated goat serum the therapy is patent pending.

Dr. Gloria B. Herndon

Dr. Herndon earned her Bachelors Degrees in Economics and Political Science, as well as a Masters and a PhD in International Law and Economics from Johns Hopkins University. Subsequently, she worked for the U.S. Department of Agriculture as an economist, then joined the State Department and was posted to U.S. Embassy Commerce positions in Africa and Europe.

Upon leaving the State Department, Dr. Herndon founded and continues to direct GB Herndon and Associates, which is domiciled in the District of Columbia. The company initially focused upon structuring medical and benefits insurance for its corporate clients, but evolved into a multi-line insurance broker and is now more than a decade old. Its diverse clientele include the National Medical Association, embassies of foreign governments, the National Association of Postal and Federal Employees (NAPFE) and the University of the District of Columbia.

In recent years, Dr. Herndon has further diversified the company by forging strategic partnerships with leading providers of insurance and student financial services for the higher education market. GB Herndon and Associates maintains corporate affiliations with National Association for Equal Opportunity in Higher Education (NAFEO), the American Association of Community Colleges (AACC), and the Association of Community College Trustees (ACCT).

Dr. Herndon is active in the business and local communities through her ongoing involvement with various organizations such as the Board of Trade, the DC Chamber of Commerce, the National Conference of Negro Women (NCNW), Africare, and Women's Business Network, to name a few. Corporations including Office Depot, Six Continent Hotels, and American Express have appointed her to Advisory Board positions. Dr. Herndon co-chairs the Board of Directors of the Women's Business Center and chairs the Corporate Advisory Boards of the National Head Start Association (NHSA) and the National Association for Equal Opportunity in Higher Education

(NAFEO). On occasion, she is a consulting resource for the National Institutes of Health (NIH) regarding the impact of the HIV/AIDS pandemic on the insurance industry and provides other AIDS-related information when requested by the United States Department of State.

Dr. Herndon is a published author, member of numerous public and private entity boards and the recipient of a number of awards. She also established the Small Business Administration's (SBA) program for advising small and minority-owned businesses on the design and implementation of business and benefits insurance programs.

Dr. Ndiouga Dieng, PD

Dr. Ndiouga Dieng is currently Senior Pharmacy Manger of John Hopkins Hospital since 2007. He manages the evening and overnight hospital operations and staff, supervises the preparation of admixtures including investigational medications. Dr. Dieng provided rapport to international patients, directed an overseas pathologist project between John Hopkins and Senegal, and directed an overseas vaccination project between John Hopkins, the Serum Institute of India and Senegal. Dr. Dieng is a graduate of Howard University.

Dr. Henry A. Lenz, PHARM.D. F.A.S.C.P.

Dr. Lenz is a graduate of The Massachusetts College of Pharmacy and the University of Florida. He was head of research at Key Pharmaceuticals and currently owns Skips Pharmacy in Boca Raton, Florida. Skips Pharmacy is the leading outlet for the supply of LDN.

Philip Giordano R.Ph. C.Ph, Vice President Co-Owner Skips Pharmacy

Skips is a privately held corporation specializing in compounded products. Their product mix includes veterinary medicine as well as specialized human medications. They have a keen focus on autoimmune disorders and cancer therapies utilizing low-dose naltrexone. Skips Pharmacy distributes products worldwide.

Cancer is now one of the leading causes of death in developing countries, already there are more deaths in the world from cancer than from AIDS, TB and malaria combined. Specifically in Africa, facilities for the diagnosis and treatment of cancer are minimal and in most cases there aren't national cancer control programs in place. It is estimated that sub-Saharan Africa will see approximately One Million (1,000,000) new cancer cases this year and it is predicted that the number of new cases will double within the next decade. Additionally, due to low cancer awareness in Africa, it is estimated Eighty Percent (80%) of all patients with cancer will not be seen until the cancer is in the advanced stage of the disease. While at least Fifty-Five Percent (55%) of all cancers in Africa have an indication for radiotherapy, facilities are available in only Twenty-Three (23) of Africa's Fifty-Three (53) countries, reaching less than Five Percent (5%) of the (total African) population. Even if the cancers were detected in the early stages, there is inadequate access to effective treatment. Therefore, given the severe limited access to radiotherapy, we believe there is an urgent need for radiotherapy in Africa.

TNI BioTech, Inc., (hereinafter referred to as "TNIB") is a biotech company that was formed in 2012 to combat fatal diseases through the activation and mobilization of the body's immune system using its patented immunotherapy. TNIB has formed a number of partnerships including one with a US oncology center committed to providing technical support. Physicians collaborate to create the most effective cancer and infectious disease treatment plan based on the type of cancer. Treatment plans vary from surgery, chemotherapy, radiation, targeted therapies or a combination. All treatments have been developed by licensed medical professionals who have years of experience in pharmacology, toxicology, and cancer research and have worked in such institutions as the National Cancer Institute in Washington D.C., the University of Pittsburgh (Health and Sciences), the University of Illinois Medical Center in Chicago, Abbott Labs, Baxter International, Pfizer and Eli Lilly and Co.

In conjunction with GB Energie LLC, and under the leadership of Dr. Gloria B. Herndon, GB Oncology and Imagining Group LTD ("GBOIB") has been established to meet the demands for oncological and infectious diseases expertise. Dr. Herndon has been involved since the mid 1990's on healthcare related issues in Africa. On occasion, she has been a consulting resource for the National Institute of Health (NIH) regarding the impact of the HIV/AIDS pandemic on the Insurance Industry. In addition, she provides AIDS-related information to the United States Department of State. The goal of TNIB/GBOIG, together with the ministries of health across Africa, is to provide better access and public awareness for the prevention, diagnosis and treatment of cancer and infectious diseases.

Few experiences are filled with more fear than being diagnosed with cancer. In a brief instance, your entire life takes an unexpected turn and puts you in need of expert medical advice, an experienced support group, financial guidance and friendship. TNIB/GBOIG believes strongly in actively treating cancer with all the newest tools available. TNIB/GBOIG provides a unique blend of medical knowledge, professionalism, patient information and compassion. Each TNIB/GBOIG country project will involve establishing a comprehensive medical oncology outpatient clinic of approximately 15,906 square feet, a Linear Accelerator, a Concrete Radiation Vault, CT Scan, X-ray Room, a 17 chair infusion chemo-therapy clinic, a 10 chair immune rehabilitating therapy clinic, a sterile room, an electronic medical record system and other medical services. Along with the modern technological equipment TNIB/GBOIG will provide ancillary services required to meet the needs of the healthcare staff and the patients. TNIB/GBOIG is committed to the success of its

cancer patients by providing best outcomes in cancer care by selectively choosing staff members and maintaining the highest quality of treatment care and technology. Furthermore, the clinics will be supervised and managed by licensed and certified medical doctors from the United States, United Kingdom and local pharmacologists and pharmacists with extensive experience in the cancer treatment field. Clinical outpatient facilities will be provided, along with ancillary services for the period of treatment and recovery. Head physicians will be located on-site to make sure that we have the level of communication necessary to ensure that our patients receive the absolute best medical care.

Our medical oncologist staff will determine the type of cancer treatment that is in the best interest of the patient, which may include surgery, chemotherapy, radiation, targeted immunotherapies or a combination of one or more of the above therapies. Chemotherapy is the use of medicines to treat cancer by targeting tumors and destroying their cells. However, it can also be used to treat blood cancers. Medical oncologists are the physicians who decide whether to give chemotherapy and which types of chemotherapy to use. For certain types of cancerous tumors, immune rehabilitating therapy and chemotherapy can be given before surgery to help shrink the tumor, which makes it easier to remove the tumor and improve the immune system. When therapies are used after surgery, chemotherapy and immune rehabilitating therapy reduces the possibility of regrowth of the cancer and help prevent the cancer from spreading to other parts of the body. When used after a cancer has spread, chemotherapy and immune rehabilitating therapy can shrink the cancer.

Targeted Cancer Therapies

Cancer is the uncontrolled growth of cells. Traditionally, oncologists, or doctors who specialize in the treatment of cancer, have used Three (3) methods to treat cancer:

- Radiation therapy uses direct beams of radiation (forms of X-rays) to burn or destroy the cancer cells, and is effective for certain tumors and types of cancer.
- Chemotherapy uses medications that destroy the cancer cells.
- Immune Rehabilitating Therapy: use Cell based immunotherapy is a major entity of cancer immunotherapy. This involves immune cells such as the Natural killer Cells (NK cells), Lymphokine Activated killer cell (LAK), Cytotoxic T Lymphocytes (CTLs), Dendritic Cells (DC), etc., which are either made active in vivo by administering certain cytokines such as Interleukins or they are isolated, enriched and transfused to the patient to fight against cancer

The Chemotherapy Team

The team will include a primary cancer treatment physician, but the clinic will support the patient with the following healthcare professionals:

- Nurse practitioners—nursing professionals who have graduate level education,
- Physician assistants—practitioners who work very closely with physicians,
- Oncology nurses—nurses who are specially trained to treat cancer patients, and

- Social workers—licensed professionals who assist with counseling, insurance needs, locating aid and food services, and helping arrange transportation to and from office visits, if the patient is eligible.

Medical Oncologists

Medical oncologists are physicians on staff who will evaluate and treat cancer with chemotherapy, immune rehabilitating therapy, hormonal therapy and biologic therapies (therapies designed to target the specific cancer). Chemotherapy is a common treatment for many different types of cancer.

Radiation Oncology

The radiation department will combine an experienced radiation oncology team, and will provide the most advanced technology we can offer that will provide the best chance for healing and recovery.

Top Radiation Treatment Technology

TNIB/GBOIG's partnership with Beverly Oncology, a leader in radiation therapy, will allow us to offer a range of other state-of-the-art radiation technologies including:

- State-of-the-art linear accelerators
- Sophisticated 4-D large bore computerized tomography (CT) simulator (GE Discovery)
- Brachytherapy — including High-Dose Rates (HDR) and Low-Dose Rates (LDR)
- Total Skin Electron Irradiation (TSEI) — the region's only location for this type of treatment
- Intensity Modulated Radiation Therapy (IMRT)
- Respiratory Gating
- Partial Breast Irradiation with both External Beam Therapy and Brachytherapy
- IGRT-Image Guidance with cone beam CT and kilovoltage imaging (KV) for improved target localization

Surgical Oncology

TNIB/GBOIG, when possible, will outsource all surgical oncology to the local hospital. If that is not possible, the services of a surgical oncologist will be retained as long as hospital privileges can be attained. Depending on the type of tumor, radiation therapy and/or chemotherapy may be required before or after surgery.

THE MANAGEMENT TEAM

Dr. Nicholas Plotnikoff, Non-Executive Chairman of the Board

Professor Plotnikoff has a Ph.D. in Pharmacology and has over Twenty (20) years experience in the pharmaceutical industry working in Pharmacology, Toxicology, and Clinical Research. Dr. Plotnikoff was a Professor of Pharmacology at the University of Illinois Medical Center in Chicago. Dr. Plotnikoff helped develop the immunological effects of MENK. He successfully managed the project teams that developed the new drug applications (NDA) on Traxene (Valium-like tranquilizer) and Cylert (non-amphetamine psychostimulant).

Dr. Plotnikoff was the first to identify the central nervous system effects of hypothalamic releasing factors (brain hormones), resulting in clinical development for treatment of depression and Parkinson's disease. Dr. Plotnikoff co-authored Twenty-Five (25) publications with Dr. Andrew Schally, covering basic research in the field of depression and Parkinson's disease. Dr. Plotnikoff was issued a number of international patents for the use of MENK in HIV/AIDS and cancer. TNI BioTech, Inc., acquired the patents in 2012.

Noreen Griffin Founder, Chief Executive Officer and Director

Noreen Griffin is one of the founders and is the Chief Executive Officer of TNI BioTech, Inc. Ms. Griffin was a vital part of the acquisition of the patents and therapies involving MENK and LDN. She was involved with the inventors and patent holders for over Five (5) years before deciding to join the team that formed TNI BioTech, Inc.

Ms. Griffin has over Twenty-Five (25) years of industry experience having founded and led a number of startup companies. She has played an integral role in raising multiple rounds of private and venture capital funds on behalf of clients. Ms. Griffin has owned and operated a small consulting firm located in Washington, D.C. and Florida. Ms. Griffin has served as Chief Financial Officer and Vice President of a number of small public companies over the last Ten (10) years.

Dr. Eugene Youkilis, Director and President

Dr. Eugene Youkilis, has a Ph.D. in Toxicology and is a Diplomate of the American Board of Toxicology, he was President and Founder of Clinical Bio-Tox Laboratories, Director of Toxicology and Immunobillogy at Baxter International, Laboratory Section Chief and Director at Stroger Hospital (formerly Cook County Hospital) and is currently a Principal Associate with Toxicology Resource Associates. Dr. Youkilis has provided consulting services to industry and research facilities and the legal profession in the areas of forensic, clinical and industrial/occupational toxicology. Dr. Youkilis has over Twenty-Five (25) years of experience in the pharmaceutical and healthcare industry working in Toxicology, Pharmacology and Clinical Research. Dr. Youkilis was a Senior Research Investigator with G. D. Searle & Company. Dr. Youkilis is the author or co-author of over Twenty-Five (25) presentations and publications and from 1983 to present, has worked with Dr. Nicholas Plotnikoff on the patented technology for the treatment of HIV/AIDS and cancer patients acquired by TNIB.

Dr. Fengping Shan, Director and Chief Science Officer

Fengping Shan has a Ph.D. in Microbiology/Immunology. Dr. Shan is Professor of Immunology and Vice Director of the Institute of Immunology, China Medical University, in Shenyang, China. Dr. Fengping Shan was the Senior Scientist for Penta Biotech and Chief Scientist for the Institute of Microbiological Science and Studies at the Nation Cancer Research in Paris, France. Dr. Shan has authored Fifty (50) Publications been issued Eleven (11) patents, and unique inventor for a thrombolytic enzyme from the earthworm. From 2000-present, Dr. Shan has worked on the clinical trials with Dr. Nicholas Plotnikoff involving new immunotherapies for the treatment of cancer. Based on the trials, a number of patents were filed in China beginning in 2009, patents were filed in 2010 and were approved in 2011.

Christopher Pearce, Director and Chief Financial Officer

Mr. Pearce agreed to accept a position with TNIB in late 2011 because of his working relationship with Dr. Nicholas Plotnikoff since 2000. In addition to his position with TNIB he is one of the founding principals of pH Pharmaceutical, Inc., (a pharmaceutical company focused on the commercial application and licensing of a patented technology) and its affiliated company, pH Solutions, since its inception in December 2007. Mr. Pearce has over Thirty (30) years experience as Director and Chief Operating Officer of a New York stock exchange listed company with more than Five Thousand (5,000) employees worldwide and Five Hundred Million Dollars ($500,000,000.00) revenue per annum. His responsibilities included running large operations that required sourcing products and services, contract negotiation, marketing and advertising, scheduling, warehousing and inventory management and employee oversight

Mr. Pearce was born in the United Kingdom and educated at Lord Wandsworth College and London University where he received his LLB (Bachelor of Law).

THE ADVISORY BOARD

Dr. Ronald B. Herberman

Dr. Ronald Herberman was the founding director of University of Pittsburgh Cancer Institute (UPCI) and the UPMC Cancer Center, and Associate Vice Chancellor for cancer research within the School of Medicine, Department of Health Sciences. Other appointments include chief of the Division of Hematology/Oncology and the Hillman Professor of Oncology. He is also a professor of Medicine and Pathology. In serving as Vice Chancellor for cancer research, he has the responsibility for enhancing and facilitating the basic and clinical research activities of the Six (6) schools of the health sciences and of the University of Pittsburgh Medical Center (UPMC). Dr. Herberman remains personally involved in several cancer research programs.

In 1968, prior to joining the university, Dr. Herberman was a senior investigator in the immunology branch of the National Cancer Institute, where he organized a research program related to tumor and cellular immunology. In 1971, he became head of a newly established cellular and tumor immunology section in the Laboratory of Cell Biology of the National Cancer Institute. During this period, he had responsibility for a research program of several investigators related to studies in animal model systems and in patients with cancer, studying the cell-mediated immune responses to tumors. As a result of this research, a new category of lymphocytes was discovered in Dr. Herberman's laboratory and termed natural killer (NK) cells. Since then, much of Dr. Herberman's research has been focused on the characterization of these natural effector cells and on their role in resistance to cancer growth.

In 1975, the National Cancer Institute organized an intramural and extramural research program focused on immunodiagnostic of cancer. Dr. Herberman was selected as the chief of the new Laboratory of Immunodiagnostic and also assumed responsibility for the national contract program on immunodiagnostic of cancer.

In 1988, he was appointed chairman of the Biological Response Modifiers Committee of the NIAID AIDS Clinical Trials Group and also served as a member of the NIAID AIDS Clinical Drug Development Committee. Dr. Herberman left the National Cancer Institute in 1985 to establish the UPCI facility, now a National Cancer Institute-designated comprehensive cancer center specializing in innovative approaches to cancer treatment.

Dr. Herberman has served on the Board of Directors of the American Association for Cancer Research. He has been given the Award for Excellence in the Sciences by the governor of Pennsylvania and the Lifetime Science Award by the Institute for Advanced Studies in Immunology and Aging. He has also served as interim chairman of the National Surgical Adjuvant Breast and Bowel Project (NSABP) from 1994 to 1995. He currently serves as president of the American Association of Cancer Institutes and is the past president of the Society for Biological Therapy and the Society for Natural Immunity. He is also the first recipient of an endowed chair in oncology from the Hillman Foundation.

Dr. Herberman serves on the editorial boards of numerous scientific journals. He has been featured in several publications for his work in the field of immunology, particularly as it relates to cancer research and currently serves as editor-in-chief for the international journal Natural Immunity as he continues his efforts to gain a better understanding of cancer and improve modern methods of

treatment. He is also the principal investigator of a cancer center support grant of over Two Hundred Fifty Thousand Dollars ($250,000.00) from the National Institutes of Health.

Professor Angus Dalgleish MD, FRACP, FRCP, FRCPath, FMedSci

Professor Angus Dalgleish studied medicine at University College London where he obtained an MBBS and a BSc in Anatomy. He is a Fellow of The Royal College of Physicians of the UK and Australia, Royal College of Pathologists and The Academy of Medical Scientists. He also trained in Internal Medicine and Oncology in Brisbane and Sydney. Following an interest in how viruses caused cancer, he undertook a PhD with Professor Robin Weiss, a FRS at the Institute of Cancer Research and Royal Marsden Hospital before becoming a senior clinical scientist at the MRC Clinical Research Center in Northwick Park. He was appointed to Foundation Chair of Oncology at St. George's University of London in 1991. His main interest there has been the immunology of cancer and the development of immunotherapies to treat, in particular, melanoma. In 1997, he founded Onyvax Ltd., a privately funded biotechnology company developing cancer vaccines, and currently holds a position as Research Director.

Professor Angus Dalgleish currently sits on Eight (8) editorial boards, he has published over Three Hundred (300) peer-reviewed papers and authored or co-authored over Seventy (70) chapters in medical books. He is the co-editor of Five (5) medical books. He has been on numerous grant committees and is currently on the European Commission Cancer Board.

Professor Angus Dalgleish's career to date includes several key oncological discoveries that stemmed from an original interest in the pathogenesis of cancer. Some of these discoveries include: confirmation of the link between Hepatitis B (HBV) and liver cancer in native Australians, showing through the use of newly available sensitive assays that most instances were not due to alcohol as claimed before; He is a co-discoverer of the CD4 receptor for HIV; Published the first paper linking Slim Disease in East Africa with HIV; Developed the theory of pathogenesis that HIV only causes AIDS by immune activation and not by cytopathic killing; Investigated anti-idiotype and allogeneic based vaccines for HIV and then applied theory to cancer; Pioneered melanoma vaccines in the U.K. (Megavax and CancerVax); Adapted this approach to prostate cancer. In Phase II active agent is Forty-Two Percent (42%) with near doubling of time to progression to disease, compared with matched cancers and the therapies (Journal Clinical Oncology 2005); Showed that even small volume colon cancer causes cell mediated immunosuppression, which is reverted following surgery and developed cancer arises due to chronic inflammation theory, which causes immunosuppression and angiogenesis and the ideal environment for stochastic changes to survival; Professor Angus Dalgleish currently has an active interest and group optimizing dendritic cell treatment for cancer, both basic research and clinical groups; Identification of novel anti-inflammatory agent in vaccinated goat serum the therapy is patent pending.

Dr. Gloria B. Herndon

Dr. Herndon earned her Bachelors Degrees in Economics and Political Science, as well as a Masters and a PhD in International Law and Economics from Johns Hopkins University. Subsequently, she worked for the U.S. Department of Agriculture as an economist, then joined the State Department and was posted to U.S. Embassy Commerce positions in Africa and Europe.

Upon leaving the State Department, Dr. Herndon founded and continues to direct GB Herndon and Associates, which is domiciled in the District of Columbia. The company initially focused upon structuring medical and benefits insurance for its corporate clients, but evolved into a multi-line insurance broker and is now more than a decade old. Its diverse clientele include the National Medical Association, embassies of foreign governments, the National Association of Postal and Federal Employees (NAPFE) and the University of the District of Columbia.

In recent years, Dr. Herndon has further diversified the company by forging strategic partnerships with leading providers of insurance and student financial services for the higher education market. GB Herndon and Associates maintains corporate affiliations with National Association for Equal Opportunity in Higher Education (NAFEO), the American Association of Community Colleges (AACC), and the Association of Community College Trustees (ACCT).

Dr. Herndon is active in the business and local communities through her ongoing involvement with various organizations such as the Board of Trade, the DC Chamber of Commerce, the National Conference of Negro Women (NCNW), Africare, and Women's Business Network, to name a few. Corporations including Office Depot, Six Continent Hotels, and American Express have appointed her to Advisory Board positions. Dr. Herndon co-chairs the Board of Directors of the Women's Business Center and chairs the Corporate Advisory Boards of the National Head Start Association (NHSA) and the National Association for Equal Opportunity in Higher Education (NAFEO). On occasion, she is a consulting resource for the National Institutes of Health (NIH) regarding the impact of the HIV/AIDS pandemic on the insurance industry and provides other AIDS-related information when requested by the United States Department of State.

Dr. Herndon is a published author, member of numerous public and private entity boards and the recipient of a number of awards. She also established the Small Business Administration's (SBA) program for advising small and minority-owned businesses on the design and implementation of business and benefits insurance programs.

Dr. Ndiouga Dieng, PD

Dr. Ndiouga Dieng is currently Senior Pharmacy Manger of John Hopkins Hospital since 2007. He manages the evening and overnight hospital operations and staff, supervises the preparation of admixtures including investigational medications. Dr. Dieng provided rapport to international patients, directed an overseas pathologist project between John Hopkins and Senegal, and directed an overseas vaccination project between John Hopkins, the Serum Institute of India and Senegal. Dr. Dieng is a graduate of Howard University.

Dr. Henry A. Lenz, PHARM.D. F.A.S.C.P.

Dr. Lenz is a graduate of The Massachusetts College of Pharmacy and the University of Florida. He was head of research at Key Pharmaceuticals and currently owns Skips Pharmacy in Boca Raton, Florida. Skips Pharmacy is the leading outlet for the supply of LDN.

Philip Giordano R.Ph. C.Ph, Vice President Co-Owner Skips Pharmacy

Skips is a privately held corporation specializing in compounded products. Their product mix includes veterinary medicine as well as specialized human medications. They have a keen focus on

autoimmune disorders and cancer therapies utilizing low-dose naltrexone. Skips Pharmacy distributes products worldwide.